Exhibit 10.3

WAIVER AND AMENDMENT NO. 5

TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

WAIVER AND AMENDMENT NO. 5 (this “Amendment”), dated as of March 31, 2009, by and among LIFETIME BRANDS, INC., (the “Borrower”), the several financial institutions party hereto and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders.

RECITALS

A.        The Borrower, the Lenders, Citibank, N.A. and Wachovia Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent, and the Administrative Agent are parties to the Second Amended and Restated Credit Agreement, dated as of October 31, 2006 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

B.         The Borrower was not, as at December 31, 2008, in compliance with the provisions of Sections 7.13, 7.15 and 7.18 of the Credit Agreement.

C.         The Borrower has (1) requested that the Administrative Agent and the Required Lenders waive compliance by the Borrower with the requirements of Sections 7.13, 7.15 and 7.18 of the Credit Agreement for the fiscal quarter ending December 31, 2008 and (2) requested the Lenders to amend the Credit Agreement in certain respects.

D.        The Administrative Agent has advised the Borrower that the Super-Majority Lenders are willing to agree to its request on the terms and subject to the conditions set forth in this Amendment.

Accordingly, in consideration of the foregoing, the parties hereto hereby agree as follows:

1.         Waiver. The Administrative Agent and the Required Lenders hereby waive non-compliance by the Borrower with the requirements of Sections 7.13, 7.15 and 7.18 of the Credit Agreement (as if effect on December 31, 2008) for the period ended December 31, 2008; provided that such waiver (a) is limited to the matters expressly stated in this Section 1 and (b) shall not be deemed to be a waiver of any future non-compliance with Section 7.13, 7.15 or 7.18 of the Credit Agreement or a waiver of any violations of any other provisions of the Credit Agreement.

2.	Amendments to Credit Agreement.

(a)        Additional Definitions. Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“Additional Guarantor” means Wallace Silversmiths de Puerto Rico Ltd., a Cayman Islands company.

“Adjusted Excess Availability” means, as of any date of determination, the positive difference, if any, between (a) the Borrowing Base Amount as of such date minus any Reserves and (b) the Aggregate Revolving Exposure as of such date.

“Amendment No. 5” means Amendment No. 5 to Second Amended and Restated Credit Agreement dated as of March 31, 2009 among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 5 Effective Date” means March 31, 2009.

“Banking Services” each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Blocked Account Bank” means HSBC Bank USA, National Association, or any successor thereto.

“Blocked Accounts” has the meaning set forth in Section 2.16(a).

“Borrower’s Account” has the meaning set forth in Section 2.09(g).

“Collateral Access Agreement” means an agreement in writing, in form and substance satisfactory to the Co-Collateral Agents, from the lessor of premises to the Borrower or any Guarantor, or any other Person (i) to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or (ii) who has custody, control or possession of any such Collateral or (iii) is otherwise the owner or operator of any such premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other Person acknowledges the Lien of the Administrative Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other Person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit the Co-Collateral Agents access to, and the right to remain on, the premises of such lessor, consignee or other Person so as to exercise the rights and remedies of the Agent and the Lenders and otherwise deal with such Collateral, and which contains such other provisions as the Co-Collateral Agents may require from time to time.

“Consultant” means Carl Marks & Co., Inc. or another restructuring consultant reasonably acceptable to the Co-Collateral Agents.

“Customs Broker” means the Persons selected by the Borrower after written notice by the Borrower to the Co-Collateral Agents who are reasonably acceptable to the Co-Collateral Agents to perform port of entry services to process Inventory imported by the Borrower or any Guarantor from outside the United States of America and to supply facilities, labor and materials to the Borrower in connection therewith, provided that, as to each such Person (a) the Administrative Agent shall have received a Collateral Access Agreement duly authorized, executed and delivered by such Person, (b) such agreement is in full force and effect and (c) such Person shall be in compliance in all material respects with the terms thereof.

“Eligible Work in Process Inventory” means work in process Inventory constituting the precious metals component of such Inventory that satisfies the criteria set forth in the definition of “Eligible Inventory”.

“Excess Availability” means, as of any date of determination, the positive difference, if any, between (a) the lesser of (i) the Aggregate Revolving Commitment as of such date and (ii) the Borrowing Base Amount as of such date minus any Reserves and (b) the Aggregate Revolving Exposure as of such date.

“Defaulting Lender” has the meaning set forth in Section 2.15(a).

“Lender Default” has the meaning forth in Section 2.15(a).

“Net Orderly Liquidation Value Percentage” means, as of any date with respect to the determination of the relevant Borrowing Base Percentage of Eligible Inventory or Eligible Work in Process Inventory, the percentage as of such date assigned to the net orderly liquidation value of Eligible Inventory or Eligible Work in Process Inventory, as the case may be, in the most recent appraisal of the Loan Parties’ Inventory by an independent appraiser.

“Non-Defaulting Lenders” has the meaning set forth in Section 2.15(b).

“Reserves” means, as of any date of determination, such amounts as the Co-Collateral Agents may from time to time establish and revise in good faith based on the lending practices of the Co-Collateral Agents upon notice in the case of additional categories of Reserves (provided no Default has occurred and is continuing, of not less than two (2) days) to the Borrower, reducing the amount of Loans and Letters of Credit which would otherwise be available to the Borrower under the lending formulas provided for herein. Such amounts may include, but shall not be limited to, amounts: (a) to reflect events, conditions, contingencies or risks, which, as determined by the Co-Collateral Agents in good faith, adversely affect or have a reasonable likelihood of adversely affecting either (i) the Accounts Receivable, the Inventory or the value thereof, (ii) the assets or business operations of the Borrower or (iii) the Liens and other rights of the Lenders or the Administrative Agent in the Collateral (including the enforceability, perfection, priority and ranking thereof); (b) to reflect the Co-Collateral Agents’ good faith belief that any collateral report or financial information furnished by or on behalf of the Borrower or the Guarantors to the Administrative Agent or any Lender is incomplete, inaccurate or misleading; (c) in respect of any state of facts which the Co-Collateral Agents determine in good faith constitutes a Default; (d) to reflect the amount of any dilution in respect of the Eligible Accounts, inventory shrinkage or any liabilities of the Borrower (including, without limitation, liabilities for unpaid Taxes, workers’ compensation, wages, employee withholdings or deductions, amounts owed to suppliers or workmen) which pursuant to any applicable laws, rules or regulations of any Governmental Authority may result in the imposition of a Lien capable of ranking senior to or pari passu with the Lien of the Administrative Agent; (e) to reflect accrued and unpaid royalties, fees or other charges payable by the Borrower or any Guarantor in respect of licenses or other agreements to use Intellectual Property owned by third parties; (f) to reflect any rental payments (covering a period of three (3) months) or other charges or other amounts (for such three-month period) which may at any time be payable to lessors of real or personal property at or in which Inventory or records of any Loan Party are located and with respect to which the Administrative Agent shall not have received a Collateral Access Agreement; (g) to reflect freight, duty or other similar charges which may at any time arise in connection with in-transit Inventory; or (h) in respect of Banking Services and Hedging Agreements.

“Settlement Date” means the Amendment No. 5 Effective Date and thereafter Tuesday of each week, unless such day is not a Business Day in which case it shall be the next succeeding Business Day, and every other Business Day designated by the Administrative Agent as a “Settlement Date” by notice from the Administrative Agent to each Lender.

“Tax Refund” means the income tax refund of the Borrower in an amount to be set forth on IRS Form 1139 prepared by Ernst & Young LLP in respect of federal income taxes for the Borrower’s 2008 fiscal year.

“Tax Refund Amount” means, (a) during the period from (i) the date of receipt by the Administrative Agent of a copy of the Form 1139 filed with the Internal Revenue Service by the Borrower in respect of the Tax Refund and copies of Forms 8302 and 8821 or such other relevant Internal Revenue Service forms necessary to be filed with the Internal Revenue Service (as so filed) in order for the Tax Refund to be paid directly into a Blocked Account and for notices from the Internal Revenue Service denying or reducing the amount of the Tax Refund be delivered to the Administrative Agent,to (ii) the earlier to occur of (A) September 30, 2009 and (B) the date on which the Borrower receives the Tax Refund, an amount equal to the lesser of 75% of the Tax Refund and $9,000,000 and (b) thereafter, $0.00.

“Week” means the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

(b)        Alternate Base Rate. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Alternate Base Rate” in its entirety and substituting the following therefor:

“Alternate Base Rate” means, on any date, a variable rate of interest per annum equal to the greatest of (a) the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as determined by the Administrative Agent (or any successor to the Administrative Agent) announced from time to time by HSBC Bank USA, National Association (or any successor to HSBC Bank USA, National Association) (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank), (b) the Federal Funds Open Rate plus one percent (1.0%) and (c) the 30-Day LIBOR Rate plus one percent (1.0%). For purposes of this definition: (i) “Federal Funds Open Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the Open Rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Administrative Agent, as set forth on the applicable Telerate display page; provided that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the Open Rate on the immediately preceding Business Day, or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by the Administrative Agent in accordance with its usual procedures; (ii) “30-Day LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day; and “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by the Administrative Agent).

(c)        Applicable Margin. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Applicable Margin” in its entirety and substituting the following therefor:

“Applicable Margin” means (a) with respect to ABR Borrowings and Swing Line Borrowings, 3.00%, (b) with respect to Eurodollar Borrowings, 4.00% and (c) with respect to the Commitment Fees, 0.50%.

(d)        Borrowing Base Amount. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Borrowing Base Amount” in its entirety and substituting the following therefor:

“Borrowing Base Amount”means, as of any date of determination, a sum equal to (a) the Borrowing Base Percentage of Eligible Receivables plus (b) the lesser of (i) the Borrowing Base Percentage of Eligible Inventory and (ii) the Eligible Inventory Amount as of such date plus (c) the lesser of (i) $25,000,000 and (ii) the Trademark OLV Amount as of such date plus (d) the Tax Refund Amount as of such date plus (e) the lesser of (i)

$2,000,000 and (ii) the Borrowing Base Percentage of Eligible Work in Process Inventory as of such date.

(e)        Borrowing Base Certificate. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Borrowing Base Certificate” in its entirety and substituting the following therefor:

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit A to Amendment No. 5, duly executed by a Financial Officer of the Borrower and delivered to the Administrative Agent, appropriately completed, by which such Financial Officer shall certify to the Administrative Agent the Borrowing Base Amount and the calculation thereof as of the date of such certificate.

(f)        Borrowing Base Percentage. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Borrowing Base Percentage” in its entirety and substituting the following therefor:

“Borrowing Base Percentage” means (a) with respect to Eligible Receivables, 85%, (b) with respect to Eligible Inventory, (i) during the period from the Amendment No. 5 Effective Date to and including June 30, 2009, 90% of the Net Orderly Liquidation Value Percentage with respect to Eligible Inventory as of the date of determination of the Borrowing Base Percentage, and (ii) from and after July 1, 2009, 85% of the Net Orderly Liquidation Value Percentage with respect to Eligible Inventory as of the date of determination of the Borrowing Base Percentage, and (c) with respect to Eligible Work in Process Inventory, 85% of the Net Orderly Liquidation Value Percentage with respect to Eligible Work in Process Inventory as of the date of determination of the Borrowing Base Percentage. Subject to the provisions of Section 10.02(b), the Borrowing Base Percentage with respect to each category of assets may be increased or decreased by the Co-Collateral Agents at any time and from time to time in the exercise of good faith and based upon the lending practices of the Co-Collateral Agents, consistent with criteria customary in the commercial finance industry generally. The Administrative Agent shall give the Borrower not less than two (2) Business Days prior written notice of its determination to decrease the Borrowing Base Percentage of any category of assets. The Borrower consents to any such increases or decreases and acknowledge that decreasing the Borrowing Base Percentage or increasing or imposing reserves may limit or restrict the Extensions of Credit requested by the Borrower.

(g)        Eligible Inventory. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Eligible Inventory” in its entirety and substituting the following therefor:

“Eligible Inventory” means Inventory (other than Eligible Work in Process Inventory) located in the United States of America or in transit as provided in clause (e) below subject to a fully perfected first priority security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to the Security Agreement which is not on consignment from any third party and which conforms to the representations and warranties contained in the Security Agreement. Notwithstanding the foregoing, “Eligible Inventory” shall not include (a) obsolete or damaged Inventory,

(b) Inventory consisting of samples, promotional, marketing, packaging or shipping materials or supplies or otherwise not of a type held for sale in the ordinary course of the Borrower’s or a Guarantor’s business, (c) Inventory not saleable within one year from the date of acquisition or creation thereof, (d) Inventory to be returned to suppliers, (e) any Inventory at premises other than those owned and controlled by the Borrower or any Guarantor except (i) any Inventory that would otherwise be Eligible Inventory at locations that are leased by the Borrower or any Guarantor (including public warehouse facilities at which the Borrower’s Inventory is segregated from property of third parties) may nevertheless be considered Eligible Inventory if the Administrative Agent shall have received a Collateral Access Agreement, duly authorized, executed and delivered by the owner and lessor of such premises, and (ii) Inventory which would otherwise be Eligible Inventory having a value of up to (x) $10,000,000 divided by (y) the Borrowing Base Percentage for Eligible Inventory in effect on the date of determination of Eligible Inventory and that is located outside of the United States of America and in transit to either the premises of a Customs Broker in the United States of America or premises of the Borrower or any Guarantor in the United States of America which are either owned and controlled by the Borrower or such Guarantor or leased by the Borrower or such Guarantor (but only if the Administrative Agent shall have received a Collateral Access Agreement, duly authorized, executed and delivered by the owner and lessor of such premises, as the case may be), provided that (A) the Administrative Agent has a first priority perfected Lien upon, and control and possession of, all originals of documents of title with respect to such Inventory, (B) the Administrative Agent has received (I) a Collateral Access Agreement, duly authorized, executed and delivered by the Customs Broker handling the shipping and delivery of such Inventory, (II) a copy of the certificate of marine cargo insurance in connection therewith in which the Administrative Agent has been named as an additional insured and loss payee in a manner acceptable to the Administrative Agent and (III) a copy of the invoice and manifest with respect thereto and (C) such Inventory is not subject to any Letter of Credit, (D) the Borrower shall have caused all bills of lading and other documents of title relating to the goods being purchased by it which are outside the United States of America and in transit to such premises to name the Borrower as consignee, unless and until the Co-Collateral Agents may direct otherwise or, in the event that the Co-Collateral Agents shall have so directed, from time to time as the Co-Collateral Agents may direct, the Borrower shall have caused the Administrative Agent or such other financial institution or other Person as the Co-Collateral Agents may specify to be named as consignee, it being understood, without limiting any other rights of the Administrative Agent, the Co-Collateral Agents or any Lender hereunder, at any time on or after the occurrence of a Default, and for so long as the same is continuing, the Administrative Agent shall have the right to endorse and negotiate on behalf of, and as attorney-in-fact for, the Borrower and the Guarantors any bill of lading or other document of title with respect to such goods naming the Borrower or any Guarantor as consignee to the Administrative Agent; (E) three (3) originals of each bill of lading or other document of title which, unless and until the Co-Collateral Agents shall direct otherwise, shall have been delivered as follows: (I) one (1) original to such Customs Broker as the Borrower may specify (so long as the Administrative Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Customs Broker) and (II) two (2) originals sent to the Administrative Agent or to such other Person as the Administrative Agent may designate for such purpose; (F) the Borrower shall have obtained a copy (but not the originals) of such bill of lading and other documents of title from the Customs Broker; and (G) the Borrower shall have caused all bills of lading or other documents of title relating to goods purchased by the Borrower or any Guarantor which are outside the United States of America and in transit to the premises of the Borrower or such Guarantor or the premises of a Customs Broker in the United States of America to be issued in a form so as to constitute negotiable documents as such term is defined in the Uniform Commercial Code; (f) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from whom the Borrower or any Guarantor has received notice of a dispute in respect of any such agreement or with respect to which the Administrative Agent has not obtained a Collateral Access Agreement, duly authorized, executed and delivered by such third party and (g) except as expressly provided in clause (e) above with respect to Inventory in transit and except for Eligible Work in Process Inventory of the Additional Guarantor located in Puerto Rico, Inventory which is not located on the Borrower’s or a Guarantor’s owned or leased premises in the United States of America.

(h)        Grid Effectiveness Date. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Grid Effectiveness Date” in its entirety.

(i)        Interest Coverage Ratio. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Interest Coverage Ratio” in its entirety.

(j)        Leverage Ratio. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Leverage Ratio” in its entirety.

(k)        LIBO Rate. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “LIBO Rate” in its entirety and the following substituted therefor:

“LIBO Rate” means, with respect to any Eurodollar Borrowing, for any Interest Period applicable thereto, the greater of (a) one and three-quarters percent (1.75%) and (b) a rate of interest per annum, as determined by the Administrative Agent, equal to the rate for deposits in dollars for a period comparable to such Interest Period which appears on the Reuters Page LIBOR01 (or such other page as may replace LIBOR01 on the Reuters Monitor Money Rates Service for the purpose of displaying such rates or such other service as may be nominated by the British Bankers Association, for the purpose of displaying London interbank offered rates for dollar deposits) as of 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period. If such rate does not appear on Reuters Page LIBOR01 (or such other replacement page), LIBO Rate shall be the rate per annum (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in dollars are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period to prime banks in the

London interbank market for a period of one month commencing on the first day of such Interest Period in an amount comparable to the principal amount of such Eurodollar Borrowing. The Administrative Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 a.m., New York City time, on the date that is two Business Days prior to the first day of such Interest Period for loans in dollars to leading European banks for a period of one month commencing on the first day of such Interest Period in an amount comparable to such Eurodollar Borrowing. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it shall be deemed that LIBO Rate pursuant to a Eurodollar Borrowing cannot be determined.

(l)        Permitted Acquisition. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Permitted Acquisition” in its entirety and the following substituted therefor:

“Permitted Acquisition” means the purchase, holding or acquisition of (including pursuant to any merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, or the purchase or acquisition of (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit (each an “acquisition”), provided that, (a) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (b) the aggregate amount of consideration paid, and Indebtedness assumed, by the Borrower and the Subsidiaries in connection with all such acquisitions made during the period from and after the Amendment No. 5 Effective Date shall not exceed $5,000,000, (c) such Person or business unit, as the case may be, is in substantially the same business as the Borrower, (d) the Managing Person of such Person shall have approved or recommend such acquisition, (e) the Borrower shall have complied with the provisions of Section 6.11 with respect to such Person or assets and (f) before and immediately after giving effect to such acquisition (i) the Fixed Charge Coverage Ratio shall be not less than 1.50:1 and (ii) Excess Availability shall be not less than $50,000,000.

(m)       Obligations. Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “unless otherwise agreed upon in writing by the Lenders,” in clause (c) of the definition of “Obligations” and adding a new clause (d) thereto to read in its entirety as follows:

and (d) all Banking Services Obligations.

(n)        Revolving Maturity Date. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Revolving Maturity Date” in its entirety and the following substituted therefor:

“Revolving Maturity Date” means January 31, 2011.

(o)        Swing Line Commitment. Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to “$0.00” in the definition of “Swing Line Commitment” and substituting “$5,000,000” therefor.

(p)        Telerate Page 3750. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Telerate Page 3750” in its entirety.

(q)        Commitments. Section 2.01 of the Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety and the substituting the following therefor:

Subject to the terms and conditions set forth herein, each Lender having a Revolving Commitment agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount up to an amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that no Lender shall be permitted or required to make Revolving Loans to the Borrower in excess of an aggregate principal amount equal to (i) the lesser of (A) an amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (B) such Lender’s Commitment Percentage of the Borrowing Base Amount minus (ii) such Lender’s Commitment Percentage of any Reserves.

(r)        Swing Line Loans. Section 2.05(a) of the Credit Agreement is hereby amended by deleting the proviso thereto in its entirety and substituting the following therefor:

provided that (i) immediately after making each Swing Line Loan, (A) the aggregate outstanding principal balance of the Swing Line Loans will not exceed the Swing Line Commitment and (B) the Aggregate Revolving Exposure will not exceed (I) the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base Amount minus (II) any Reserves, (ii) prior thereto or simultaneously therewith the Borrower shall have borrowed Revolving Loans, (iii) no Lender shall be in default of its obligations under this Agreement and (iv) no Credit Party shall have notified the Swing Line Lender and the Borrower in writing at least one Business Day prior to the Borrowing Date with respect to such Swing Line Loan, that the conditions set forth in Section 5.02 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Swing Line Loan.

(s)        Prepayment of Loans. Section 2.08 of the Credit Agreement is hereby amended by adding a new Section 2.08(g) thereto to read in its entirety as follows:

(g)  Immediately upon receipt of the proceeds of the Tax Refund, the Borrower shall prepay Revolving Borrowings in an amount equal to the amount of the Tax Refund actually received by the Borrower by depositing such proceeds in a Blocked Account.

(t)        Payments Generally; Pro Rata Treatment; Sharing of Setoff. Section 2.09 of the Credit Agreement is hereby amended by adding new Sections 2.09(f), 2.09(g) and 2.09(h) thereto to read in their entirety as follows:

(f)        Notwithstanding anything in the contrary in Section 2.09(b) or in the Security Agreement, any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.08) or (C) amounts to be applied from the Blocked Accounts (which shall be applied in accordance with Section 2.16) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuer from the Borrower (other than in connection with Banking Services or Hedging Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Hedging Agreements), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed Reimbursement Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Letter of Credit Exposure, to be held as cash collateral pursuant to Section 2.12, sixth, to payment of any amounts owing with respect to Banking Services and Hedging Agreements, and seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (x) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (y) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 3.06. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(g)  The Administrative Agent shall maintain, in accordance with its customary procedures, a loan account (the “Borrower’s Account”) in the name of the Borrower in which shall be recorded the date and amount of each Extension of Credit made by the Lenders and the date and amount of each payment in respect thereof; provided that the failure by the Administrative Agent to record the date and amount of any Extension of Credit shall not adversely affect the obligations of the Borrower to repay the Extensions of Credit in accordance with the terms of this Agreement. Each month, the Administrative Agent shall send to the Borrower a statement showing the accounting for the Extensions of Credit made, payments made or credited in respect thereof, and other transactions between the Lenders and the Borrower during such month. The monthly statements shall be deemed correct and binding upon the Borrower in the absence of manifest error and shall constitute an account stated between the Lenders and the Borrower unless the Administrative Agent receives a written statement of the Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by the Borrower. The records of the Administrative Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Extensions of Credit and other charges thereto and of payments applicable thereto.

(h)  The Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by the Administrative Agent on the date received. In consideration of the Administrative Agent’s agreement to conditionally credit the Borrower’s Account as of the Business Day on which the Administrative Agent receives those items of payment, the Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by the Administrative Agent on account of the Obligations on (i) the Business Day the Administrative Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by the Administrative Agent in any other form, the Business Day such payment constitutes good funds in the Administrative Agent’s account. The Administrative Agent shall not, however, be required to credit the Borrower’s Account for the amount of any item of payment which is unsatisfactory to the Administrative Agent and the Administrative Agent may charge the Borrower’s Account for the amount of any item of payment which is returned to the Administrative Agent unpaid.

(u)        Optional Increase in Commitments. Section 2.10 of the Credit Agreement is hereby deleted in its entirety and [Intentionally Deleted] substituted therefor.

(v)        Letters of Credit. The first sentence of Section 2.11(a) of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

The Borrower may request the Issuer to issue letters of credit (the “Letters of Credit”; each, individually, a “Letter of Credit”) during the period from the Effective Date to the thirtieth Business Day prior to the Revolving Maturity Date, provided that immediately after the issuance of each Letter of Credit (i) the Letter of Credit Exposure of all Lenders would not exceed the Letter of Credit Commitment, (ii) the Letter of Credit Exposure of all Lenders with respect to (A) trade or commercial documentary Letters of Credit shall not exceed $20,000,000 and (B) standby Letters of Credit shall not exceed $10,000,000 and (iii) the Aggregate Revolving Exposure would not exceed (A) the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base Amount minus (B) any Reserves.

(w)       Manner of Borrowing and Payment; Defaulting Lender; Certain Provisions Concerning the Collateral. Article 2 of the Credit Agreement is hereby amended by adding new Sections 2.14, 2.15 and 2.16 thereto to read in their entirety as follows:

Section 2.14	Manner of Borrowing and Payment

(a)     (i) Notwithstanding anything to the contrary contained in Section 2.04(a), 2.05 or 2.09(b), commencing with the first Business Day following the Amendment No. 5 Effective Date, each Revolving Borrowing shall first be advanced by the Swing Line Lender as a Swing Line Loan and each payment by the Borrower on account of Revolving Loans shall be applied first to Swing Line Loans advanced by the Swing Line Lender. On or before 1:00 p.m. (New York time) on each Settlement Date commencing with the first Settlement Date following the Amendment No. 5 Effective Date, the Administrative Agent and the Lenders shall make certain payments as follows: (A) if the aggregate amount of new Swing Line Loans made during the preceding Week (if any)

exceeds the aggregate amount of repayments applied to outstanding Swing Line Loan and Revolving Loans during such preceding Week, then each Lender shall provide the Administrative Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (I) such new Swing Line Loans and (II) such repayments, which funds shall be deemed to be proceeds of Revolving Loans made by the Lenders (regardless of whether the conditions set forth in Section 5.02 have been satisfied) and (B) if the aggregate amount of repayments applied to outstanding Swing Line Loans during such Week exceeds the aggregate amount of new Swing Line Loans made during such Week, then the Administrative Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (I) such repayments and (II) such Swing Line Loans.

(ii)     Each Lender shall be entitled to earn interest at the applicable interest rate on outstanding Revolving Loans which it has funded.

(iii)    Promptly following each Settlement Date, the Administrative Agent shall submit to each Lender a certificate with respect to payments received and Swing Line Loans made during the Week immediately preceding such Settlement Date. Such certificate of the Administrative Agent shall be conclusive in the absence of manifest error.

(b)     Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Revolving Loans available to the Administrative Agent, the Administrative Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to the Administrative Agent on the next Settlement Date and, in reliance upon such assumption, make available to the Borrower a corresponding amount. The Administrative Agent will promptly notify the Borrower of its receipt of any such notice from a Lender. If such amount is made available to the Administrative Agent on a date after such next Settlement Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by the Administrative Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.14(b) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to the Administrative Agent by such Lender within three (3) Business Days after such Settlement Date, the Administrative Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Loans hereunder, on demand from the Borrower; provided that the Administrative Agent’s right to such recovery shall not prejudice or otherwise adversely affect the Borrower’s rights (if any) against such Lender.

(c)                             Any sums expended by the Administrative Agent or any Lender due to the Borrower’s failure to perform or comply with its obligations under this Agreement or any other Loan Document including, without limitation, the Borrower’s obligations under Sections 2.16, 6.04, 6.06(b) or 6.10, may be charged to the Borrower’s Account as a Revolving Loan maintained as an ABR Loan and added to the Obligations

Section 2.15	Defaulting Lender

(a)     Notwithstanding anything to the contrary contained herein, in the event any Lender (i) has failed or refused (which failure or refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Extension of Credit or (ii) notifies either the Administrative Agent or the Borrower that it does not intend to make available its portion of any Extension of Credit (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 while such Lender Default remains in effect.

(b)        Extensions of Credit shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Extension of Credit required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Extension of Credit shall be applied to reduce the applicable Extensions of Credit of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Extensions of Credit of that type of all Lenders at the time of such application; provided that the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by the Administrative Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuer or Swing Line Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuer or Swing Line Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swing Line Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Reimbursement Obligations for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

(c)     A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders” and “Super-Majority Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Extension of Credit outstanding or a Commitment Percentage.

(d)     Other than as expressly set forth in this Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Administrative Agent) and the other parties hereto shall remain unchanged. Without limiting the foregoing, the existence of a Defaulting Lender shall not affect the obligations of the Borrower and the other Loan Parties to the Non-Defaulting Lenders, the Issuer, the Swing Line Lender or others under this Agreement or the other Loan Documents. Nothing in this Section 2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrower, the Administrative Agent, the Issuer or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)     In the event a Defaulting Lender retroactively cures to the satisfaction of the Administrative Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

Section 2.16	Certain Provisions Concerning the Collateral

(a)     The Borrower shall establish and maintain, at its expense, block accounts or lockbox and related blocked accounts (collectively, the “Blocked Accounts”) as the Co-Collateral Agents may require with the Blocked Account Bank or such other bank or banks as may be selected by the Borrower and be acceptable to the Co-Collateral Agents into which the Borrower shall immediately deposit all payments on Accounts Receivable and all payments constituting proceeds of Inventory or other Collateral received by it in the identical form in which such payments were made, whether by cash, check or other manner. The Borrower shall instruct each of its account debtors to remit all payments with respect to Accounts Receivable to the Blocked Accounts. The Borrower, the Administrative Agent and the Blocked Account Bank shall enter into an agreement in form and substance acceptable to the Co-Collateral Agents directing the Blocked Account Bank to transfer such funds so deposited to the Administrative Agent, either to any account maintained by the Administrative Agent at the Blocked Account Bank or by wire transfer to appropriate account(s) of the Administrative Agent for application to the Obligations in accordance with Section 2.09(b). All funds deposited in a Blocked Account shall immediately become the property of the Administrative Agent and the Borrower shall obtain the agreement by the Blocked Account Bank to waive any offset rights against the funds so deposited. None of the Administrative Agent, any Co-Collateral Agent or any Lender assumes any responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(b)     Each Loan Party will, at such Loan Party’s sole cost and expense, but on the Administrative Agent’s behalf and for the Administrative Agent’s account, collect as the Administrative Agent’s property and in trust for the Administrative Agent all amounts received by it on Accounts Receivable or any other Collateral, and shall not commingle such collections with such Loan Party’s funds or use the same except to deliver to the Administrative Agent, or deposit in a Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(c)     The Administrative Agent shall, following the occurrence and during the continuation of an Event of Default, have the right to send notice of the assignment of, and the Administrative Agent’s security interest in, the Accounts Receivable to any and all account debtors thereon or any third party holding or otherwise concerned with any of the Collateral. The Administrative Agent shall have the sole right to collect the Accounts Receivable, take possession of the Collateral, or both. The Administrative Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telecopy, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Borrower’ Account and added to the Obligations.

(d)     The Administrative Agent shall have the right to receive, endorse, assign and/or deliver in the name of the Administrative Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts Receivable, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes the Administrative Agent or the Administrative Agent’s designee as such Loan Party’s attorney with power (i) at all times: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against account debtors, assignments and verifications of Accounts Receivable; (C) to send verifications of Accounts Receivable to any account debtor; and (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by the Administrative Agent to preserve, protect, or perfect the Administrative Agent’s interest in the Collateral and to file same; and (ii) following the occurrence and during the continuation of an Event of Default: (A) to demand payment of the Accounts Receivable; (B) to enforce payment of the Accounts Receivable by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Accounts Receivable and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Accounts Receivable; (E) to settle, adjust or compromise any legal proceedings brought to collect Accounts Receivable; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any account debtor; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts Receivable; and (H) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. The Co-Collateral Agents shall (following the occurrence and during the continuation of an Event of Default) have the right at any time to change the address for delivery of mail addressed to any Loan Party to such address as the Co-Collateral Agents may designate and to receive, open and dispose of all mail addressed to such Loan Party. The Administrative Agent shall provide the Borrower with prompt notice of any action taken pursuant to this Section 2.16(c); provided that failure to give such notice shall not affect the validity of such action.

(e)     None of the Administrative Agent, any Co-Collateral Agent or any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof, or for any damage resulting therefrom. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts Receivable or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. The Administrative Agent is authorized and empowered to accept the return of the goods represented by any of the Accounts Receivable, without notice to or consent by the Borrower, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(f)                             No Loan Party will, without the Administrative Agent’s consent, compromise or adjust any Accounts Receivable (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Loan Party.

(x)        Interest. Section 3.01(c) of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

(c)        Swing Line Loans shall, in each case, bear interest at the Alternate Base Rate plus the Applicable Margin.

(y)        Fees. Section 3.03(b) of the Credit Agreement is hereby amended by deleting the reference to “1.00%” in clause (i) thereof and substituting the following therefor:

the Eurodollar Margin, in each case on the maximum amount available under any contingency to be drawn under such Letter of Credit

(z)	Financial Statements and Other Information.

(i)        Clause (b) of Section 6.01 of the Credit Agreement is hereby amended by renumbering the existing clause (b) as clause (b)(i) and adding a new clause (b)(ii) to Section 6.01 to read in its entirety as follows:

(ii)     with respect to (A) the months of March, June and September, within 40 days after the end of each such monthly period of each fiscal year, (B) the month of December, within 45 days after the end of such monthly period of each fiscal year and (C) each other month, within 30 days after the end of each such monthly period of each fiscal year, beginning with the monthly period ending March 31, 2009, the Consolidated balance sheets and related statements of income and cash flows of the Borrower and the Subsidiaries as of the end of and for month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding month, and period or periods, of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(ii)        Clause (c) of Section 6.01 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

(c)  (i) concurrently with any delivery of financial statements under clauses (a), (b)(i) or (b)(ii) of this Section 6.01, a certificate of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (ii) concurrently with any delivery of financial statements under clauses (a) or (b)(i) of this Section 6.01, a certificate of a Financial Officer of the Borrower setting forth (A) reasonably detailed calculations demonstrating compliance with Sections 7.15, 7.18, 7.19, 7.20, 7.21 and 7.22 and (B) any change in the Guarantors as of the date of such certificate;

(iii)       Clause (g) of Section 6.01 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

(g) within twenty (20) days after the last day of each month, a Borrowing Base Certificate, duly completed and setting forth in reasonable detail the calculations required thereby, as of such last day, together with a completed aged schedule of Accounts Receivable as of such last day and an Inventory summary prepared on a basis similar to exhibit G of the Inventory & Valuation report dated March 3, 2009 issued by Gordon Brothers Group (but setting forth dollar amounts for each category set forth in such exhibit) tying to the Borrowing Base Amount as of the such last day;

(iv)       Section 6.01 of the Credit Agreement is hereby amended by adding the following new clauses (h), (i), (j) (k) and (l) thereto to read in their entirety as follows:

(h)  not later than Tuesday of each week, a Borrowing Base Certificate as of the last Business Day of the immediately preceding week, duly completed and setting forth in reasonable detail the calculations required thereby, which calculations of the Borrowing Base Amount as of such last Business Day of the immediately preceding week shall be based on (A) aged Accounts Receivable and an Inventory summary prepared on a basis similar to exhibit G of the Inventory & Valuation report dated March 3, 2009 issued by Gordon Brothers Group (but setting forth dollar amounts for each category set forth in such exhibit) as of such last Business Day of the immediately preceding week and shall exclude therefrom Accounts Receivable and Inventory excluded in the determination of Eligible Receivables and Eligible Inventory in the calculation of the Borrowing Base Amount pursuant to the most recent monthly Borrowing Base Certificate delivered pursuant to clause (g) above and (B) outstanding Loans and Letters of Credit as of such last Business Day of the immediately preceding week;

(i)  not later than 15 days after the first day of each fiscal year, written monthly projections for such fiscal year, including revenues and expenses projected to be attributable to the Borrower during such fiscal year and projected Adjusted Excess Availability and Excess Availability during such fiscal year, all in reasonable detail, in form satisfactory to the Administrative Agent, and certified by a Financial Officer of the Borrower as the Borrower’s good faith projections of the matters contained therein (it being understood that such projections represent good faith estimates of performance of the Borrower and its Subsidiaries for the periods stated therein based on assumptions believed in good faith to be reasonable when made and as of the date thereof and such projections are estimates for which actual results may vary materially from those contained in the projections);

(j)                          on the first Business Day of each week, written projections of cash flows of the Borrower and its Subsidiaries for the succeeding thirteen (13) week period commencing on such Business Day, all in reasonable detail, including projections of Excess Availability for each week in such thirteen week period, in form satisfactory to the Administrative Agent, and certified by a Financial Officer of the Borrower as the Borrower’s good faith projections of the matters contained therein (it being understood that such projections represent good faith estimates of performance of the Borrower and its Subsidiaries for the periods stated therein based on assumptions believed in good faith to be reasonable when made and as of the date thereof and such projections are estimates for which actual results may vary materially from those contained in the projections);

(k)  not later than 40 days after the Amendment No. 5 Effective Date, a report of the Consultants (which shall have been provided with unrestricted access to all facilities of the Loan Parties, all book and records of the Loan Parties and senior management and other key personnel of the Loan Parties as the Consultant may reasonably request in preparing such report), identifying high priority issues and making specific recommendations intended to improve the business efficiency, infrastructure and overall profitability of the Borrower and its Subsidiaries, and addressing organizational and personnel issues, with an assessment of the Borrower and its three year financial plan, including risks to projected revenue and profitability, problems and issues requiring prompt resolution, specific business recommendations to deal with current economic conditions, including, where appropriate, proposed timelines for completion and expected resource and capital requirements, and containing such other information reasonably required by the Co-Collateral Agents; and

(l)  concurrently with any delivery of financial statements under clause (b)(ii) of this Section 6.01, a written discussion and analysis by management of the Borrower, in reasonable detail and in form satisfactory to the Administrative Agent, of the Borrower’s performance and operations during the immediately preceding month, including, without limitation, a comparison of actual performance for such month with the projected performance set forth in the projections most recently delivered to the Administrative Agent.

(aa)      Notice of Material Events. Section 6.02 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (c), (ii) deleting the period at the end of clause (d) and substituting “; and” therefor and (iii) adding a new clause (e) to read in its entirety as follows:

(e) promptly upon learning thereof, report to the Administrative Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any account debtor or other obligor.

(bb)      Books and Records; Inspection Rights. Section 6.06(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

(b)        At the written request of the Administrative Agent or the Co-Collateral Agents in their sole discretion, but no more frequently than (i) two (2) times in each fiscal year with respect to field examinations and appraisals of Inventory and one (1) time in each fiscal year with respect to appraisals of Trademarks, unless an Event of Default has occurred and is continuing in which case such limitations shall not apply, the Borrower shall, and shall cause each of the Guarantors to, permit the Administrative Agent, the Co-Collateral Agents or any Related Party to perform such appraisals of Inventory and Trademarks and field examinations, Collateral analysis or other business analysis or audit relating to the Borrower or any Guarantor (each a “Monitoring”), as applicable, and shall in connection therewith provide the Administrative Agent upon reasonable advance notice (unless an Event of Default has occurred which is then continuing) with access during normal business hours to the Inventory or facilities, as applicable, and all book and records of the Loan Parties required by the Administrative Agent or the Co-Collateral Agents to conduct such Monitoring as required by the Administrative Agent or the Co-Collateral Agents and shall in connection therewith provide the Administrative Agent and the Co-Collateral Agents with access during normal business hours to all facilities and all book and records of the Loan Parties required by the Administrative Agent or the Co-Collateral Agents to conduct each such Monitoring. The Borrower shall pay to the Administrative Agent, promptly after demand therefor, (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent or any Collateral Agent in connection with any such Monitoring, and (ii) in the event that such Monitoring is conducted by the Administrative Agent, the Co-Collateral Agents or any Related Party, the reasonable fees charged by each person employed in connection with such Monitoring.

(cc)      Books and Records; Inspection Rights. Section 6.06 of the Credit Agreement is hereby amended by adding a new Section 6.06(c) to read in its entirety as follows:

(c)        The Borrower shall, and shall cause each of its Subsidiaries to, grant the Credit Parties unrestricted access to the Consultants on terms and conditions reasonably acceptable to the Co-Collateral Agents during the term of the Consultants’ (or any successor’s) engagement.

(dd)      Investments, Loans, Advances, Guarantees and Acquisitions. Section 7.04 of the Credit Agreement is hereby amended by deleting clause (i) thereof in its entirety and substituting the following therefor:

(i)        Permitted Acquisitions by the Borrower or any Subsidiary; provided that (i) the Borrower shall have delivered to the Administrative Agent and the Lenders not less than 10 Business Days prior to the consummation of any such Permitted Acquisition a certificate of a Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent and the Required Lenders evidencing projected pro forma compliance with Sections 7.15, 7.18, 7.19, 7.20, 7.21 and 7.22 after giving effect to such Permitted Acquisition for the period from the date of such Permitted Acquisition to the Revolving Maturity Date and (ii) the Required Lenders shall have consented in writing to such Permitted Acquisition;

(ee)      Restricted Payments. Section 7.08 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

Section 7.08	Restricted Payments

The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and pay dividends with respect to its equity securities payable (A) in additional shares of its equity securities or (B) commencing January 1, 2010, in cash ; provided that, (x) after giving effect to any such payment of dividends, the Fixed Charge Coverage Ratio, calculated on a pro forma basis as if such dividends had been made on the last day of the most recently ended fiscal quarter of the Borrower, shall not be less than 1.50:1, (y) immediately after giving effect to any such payment of dividends, Excess Availability shall be not less than $50,000,000,and (z) before and after giving effect to such dividends no Default shall exist or result therefrom and (b) any Subsidiary may declare and pay dividends to the Borrower or any other Subsidiary.

(ff)       Leverage Ratio. Section 7.12 of the Credit Agreement is hereby deleted in its entirety and [Intentionally deleted] substituted therefor.

(gg)      Interest Coverage Ratio. Section 7.13 of the Credit Agreement is hereby deleted in its entirety and [Intentionally deleted] substituted therefor.

(hh)      Fixed Charge Coverage Ratio. Section 7.15 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

Section 7.15	Fixed Charge Coverage Ratio

The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter ending during any period in the table set forth below to be less than the ratio set forth opposite such period:

Period	Fixed Charge Coverage Ratio
Fiscal Quarter Ending December 31, 2009	1.40:1.00
Fiscal Quarter Ending March 31, 2010 and Each Fiscal Quarter Thereafter	1.50:1.00

(ii)        Minimum Consolidated EBITDA. Section 7.18 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

Section 7.18	Consolidated EBITDA

The Borrower shall not permit Consolidated EBITDA for any four consecutive fiscal quarter period ending during any period in the table set forth below to be less than the amount set forth opposite such period:

Period	Consolidated EBITDA
Fiscal Quarter Ending March 31, 2010	$28,000,000.00
Fiscal Quarter Ending June 30, 2010	$30,000,000.00
Fiscal Quarter Ending September 30, 2010	$32,200,000.00
Fiscal Quarter Ending December 31, 2010	$33,800,000.00

(jj)       Minimum Adjusted Excess Availability. Section 7.19 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

Section 7.19	Minimum Adjusted Excess Availability

The Borrower shall not permit the Adjusted Excess Availability at any time during any period in the table set forth below to be less than the amount set forth opposite such period:

Fiscal Quarter Ending	Minimum Adjusted Excess Availability
Fiscal Quarter Ending June 30, 2009	$10,000,000.00
Fiscal Quarter Ending September 30, 2009	$20,000,000.00
Fiscal Quarters Ending December 31, 2009 and March 31, 2010	$25,000,000.00
Fiscal Quarter Ending June 30, 2010	$20,000,000.00
Fiscal Quarter Ending September 30, 2010 and thereafter	$25,000,000.00

(kk)      Capital Expenditures; Minimum Year-to-Date EBITDA; Net Sales. Article 7 of the Credit Agreement is hereby amended by adding new Sections 7.20, 7.21 and 7.22 to read in their entirety as follows:

Section 7.20	Capital Expenditures

The Borrower shall not make or become obligated to make, and shall not permit its Subsidiaries to make or become obligated to make, Capital Expenditures (including the incurrence of any Capital Lease Obligations) in respect of any fiscal period in the table set forth below in an aggregate amount greater than the amount set forth opposite such fiscal period:

Fiscal Year Period	Capital Expenditures
January 1, 2009 to and including March 31, 2009	$1,500,000.00
January 1, 2009 to and including June 30, 2009	$3,500,000.00
January 1, 2009 to and including September 30, 2009	$5,000,000.00

Fiscal Year Period	Capital Expenditures
January 1, 2009 to and including December 31, 2009	$6,000,000.00
January 1, 2010 to and including March 31, 2010	$2,000,000.00
January 1, 2010 to and including June 30, 2010	$4,000,000.00
January 1, 2010 to and including September 30, 2010	$6,000,000.00
January 1, 2010 to and including December 31, 2010	$8,000,000.00

Section 7.21	Minimum Year-to-Date EBITDA

The Borrower shall not permit Consolidated EBITDA for any period in the table set forth below to be less than the amount set forth opposite such period:

Period	Consolidated EBITDA
January 1, 2009 to and including March 31, 2009	$(4,400,000.00)
January 1, 2009 to and including April 30, 2009	$(4,400,000.00)
January 1, 2009 to and including May 31, 2009	$(4,000,000.00)
January 1, 2009 to and including June 30, 2009	$(3,400,000.00)
January 1, 2009 to and including July 31, 2009	$(2,400,000.00)
January 1, 2009 to and including August 30, 2009	$2,500,000.00
January 1, 2009 to and including September 30, 2009	$10,500,000.00
January 1, 2009 to and including October 31, 2009	$17,900,000.00
January 1, 2009 to and including November 30, 2009	$23,000,000.00
January 1, 2009 to and including December 31, 2009	$25,500,000.00

Section 7.22 Net Sales

The Borrower shall not permit net sales (as determined in accordance with GAAP consistently applied) for any fiscal quarter in the table set forth below to be less than the amount set forth opposite such fiscal quarter:

Fiscal Quarter	Net Sales
Fiscal Quarter Ending June 30, 2009	$80,288,000.00
Fiscal Quarter Ending September 30, 2009	$114,810,000.00
Fiscal Quarter Ending December 31, 2009	$ 116,937,000.00

(ll)        Events of Default. Section 8.01 of the Credit Agreement is hereby amended by (i) deleting the reference to “30 days” in clause (e) thereof and substituting “15 Business Days” therefor and (ii) deleting the reference to “60 consecutive days” in clause (k) thereof and substituting “30 consecutive days” therefor.

(mm)    Agents. Section 9.08 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

Section 9.08	Agents

None of the banks or other Persons identified on the cover page of this Agreement, in the preamble to this Agreement or otherwise in this Agreement as a “collateral agent”, “syndication agent”, “documentation agent”, “lead arranger” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty to any Person under this Agreement, any of the other Loan Documents or otherwise, other than HSBC Bank USA, National Association in its capacity as Administrative Agent and Co-Collateral Agent, JPMorgan Chase Bank, N.A. in its capacity as Co-Collateral Agent and each Lender in its capacity as a Lender. Without limiting the foregoing, none of such banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any other such bank or other Person but such banks or other Persons shall have the benefit of the provisions of Section 9.02.

(nn)      Collateral Agents. Article 9 of the Credit Agreement is hereby amended by adding a new Section 9.09 to read in its entirety as follows:

Section 9.09	Collateral Agents

Each Credit Party hereby irrevocably appoints HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A. as a collateral agent (in such capacity, each a “Collateral Agent” or a “Co-Collateral Agent” and collectively, the “Co-Collateral Agents”) and authorizes the Co-Collateral Agents to take such actions on its behalf and to exercise such powers as are delegated to the Co-Collateral Agents by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The banks or other Persons acting as Collateral Agent or Co-Collateral Agents shall have the benefit of the provisions of Sections 9.02, 9.03, 9.04, 9.05 and 9.07. Subject to the appointment and acceptance of a successor Collateral Agent or Co-Collateral Agent as provided in this Section, a Collateral Agent may resign at any time by notifying the Credit Parties and the Borrower. Upon any such resignation, the Administrative Agent shall have the right, with the approval of the Required Lenders, to appoint a successor. If no successor shall have been so approved by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the Administrative Agent shall perform the duties of such Collateral Agent. After a Collateral Agent’s resignation hereunder, the provisions of this Article 9 and Section 10.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent. The actions of the Co-Collateral Agents shall be taken jointly; provided that, in the event the Co-Collateral Agents shall fail to agree within the time period required for such action (or, if no time period is specified herein, within a reasonable time in light of the circumstances, but in no event more than five (5) Business Days from the first determination that action is required), the more restrictive action proposed to be taken shall govern.

(oo)	Notices. Section 10.01 of the Credit Agreement is hereby amended by:

(i)    deleting the phrase “One Merrick Avenue, Westbury, New York 11590” in clause (a) thereof in its entirety and substituting “1000 Stewart Avenue, Garden City, New York 11530” therefor;

(ii)	clause (b) thereof in its entirety and substituting the following therefor:

(b)        if to the Administrative Agent, to it at: HSBC Bank USA, National Association, Agent Servicing Department, One HSBC Center, 26th Floor, Buffalo, New York 14203, Attention of: Donna Riley (Telephone No. (716) 841-4178; Telecopy No. (716) 841-0269); with a copy to (i) HSBC Bank USA, National Association, 534 Broadhollow Road, Melville, New York 11747, Attention of: Christopher J. Mendelsohn (Telephone No. (631) 752-4343; Telecopy No. (631) 752-4340) and to (ii) HSBC Business Credit (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attention of: Thomas A. Getty, Jr. (Telephone No. (212) 525-5473; Telecopy No. (212) 525-2520); and

(iii)       renumbering clause (c) thereof as clause (d) and adding a new clause (c) to read in its entirety as follows:

(c)        if to the Co-Collateral Agents to each at: (i) HSBC Business Credit (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attention of: Thomas A. Getty, Jr. (Telephone No. (212) 525-5473; Telecopy No. (212) 525-2520) and (ii) JPMorgan Chase Bank, N.A., 270 Park Avenue, 44th Floor, Mail Code NY1-K854, New York, New York 10017-2014, Attention of: Joseph A. Lisack (Telephone No. (212) 270-0280; Telecopy No. (646) 534-2288).

(pp)      Waivers; Amendments. Section 10.02(b) of the Credit Agreement is hereby amended by:

(i)        adding after clause (vii) thereof a new clause (viii) to read in its entirety as follows:

or (viii) change any of the provisions of the definition of “Super-Majority Lenders”, change any provision of Section 2.09(f) or increase the Aggregate Revolving Commitment, without the written consent of each Lender

(ii)        deleting the further proviso at the end thereof in its entirety and substituting the following therefor:

and provided, further, that (x) no such agreement shall (1) change any provision of the definition of “Borrowing Base Amount” that would have the effect of adding additional categories of assets to the computation of the Borrowing Base Amount or increase any dollar amount set forth in the definition of “Borrowing Base Amount”, (2) increase any percentage set forth in the definition of “Borrowing Base Percentage”, (3) increase any percentage or amount set forth in the definition of “Trademark OLV Amount” or “Tax Refund Amount”, (4) change the definition of “Adjusted Excess Availability”, “Eligible Inventory”, “Eligible Receivables”, “Excess Availability” or any defined term used in any such definition or (5) change any provisions of Section 7.19, without the written consent of the Super-Majority Lenders and (y) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender or the Issuer hereunder without the prior written consent of the Administrative Agent, the Swing Line Lender or the Issuer, as the case may be.

(qq)	General.

(i)        Notwithstanding anything herein or in the Credit Agreement to the contrary, the provisions of sections 5(a) and 5(b) of Forbearance Agreement and Amendment No. 4 to Second Amended and Restated Credit Agreement dated as of February 12, 2009 among the Borrower, the Lenders party thereto and the Administrative Agent, as amended, shall have no force or effect after the Amendment No. 5 Effective Date.

(ii)        All references to “this Agreement” in the Credit Agreement and to “the Credit Agreement” in the other Loan Documents shall be deemed to refer to the Credit Agreement as amended hereby.

3.         Conditions to Effectiveness. This Amendment shall be effective upon the satisfaction of each of the following conditions:

(a)        The Administrative Agent shall have received an executed counterpart of this Amendment signed by the Borrower, the Super-Majority Lenders and the Administrative Agent.

(b)        The Administrative Agent shall have received an executed counterpart of the acknowledgement and consent annexed hereto duly executed by each of the Guarantors.

(c)        The Borrower shall have paid to the Administrative Agent for the account of each Lender that (i) notified the Administrative Agent on or before 5:00 p.m. on March 26, 2009 of its approval of the amendments to the Credit Agreement set forth in this Amendment and (ii) has executed this Amendment, a fee equal to 0.625% of such Lender’s Revolving Commitment as in effect on the Amendment No. 5 Effective Date.

(d)        The Administrative Agent shall have received a certificate from an officer of the Borrower and each Guarantor attaching (i) a true and complete copy of its Organizational Documents, (ii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iii) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business.

(e)        The Additional Guarantor shall have become a party to the Guarantee Agreement and to each applicable Security Document in the manner provided in the Credit Agreement, the Guarantee Agreement and such Security Documents.

(f)        The Administrative Agent shall have received a completed Perfection Certificate, dated the Amendment No. 5 Effective Date and signed by a Vice President or a Financial Officer of the Borrower, together with all attachments contemplated thereby.

(g)        The Administrative Agent shall have received a duly executed pro forma Borrowing Base Certificate as of the Amendment No. 5 Effective Date.

(h)        The Borrower shall have retained Carl Marks & Co., Inc. or another restructuring consultant reasonably acceptable to the Co-Collateral Agents, and the Credit Parties shall be permitted unrestricted access to such Consultants on terms and conditions reasonably acceptable to the Co-Collateral Agents.

(i)        After giving effect to any Extensions of Credit made on the Amendment No. 5 Effective Date, the Borrower shall have Excess Availability of not less than $30,000,000.00.

(j)        The representations and warranties contained in the Credit Agreement shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date) and, after giving effect to the amendments set forth in Section 1 hereof, no Default or Event of Default shall exist.

(k)        The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment No. 5 Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(l)        The Borrower shall have paid the reasonable fees and disbursements of counsel to the Administrative Agent in connection with this Amendment.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Amendment No. 5 Effective Date, and such notice shall be conclusive and binding.

4.	Post Closing Covenants.

(a)        Not later than 30 days after the Amendment No. 5 Effective Date, the Borrower shall have instructed each of its account debtors to remit all payments with respect to Accounts Receivable to the Blocked Accounts.

(b)        Not later than 60 days after the Amendment No. 5 Effective Date, the Administrative Agent shall have received all Collateral Access Agreements, waivers and consents and intellectual property licensor consents or assignments required by and satisfactory to the Co-Collateral Agents.

(c)        Not later than 60 days after the Amendment No. 5 Effective Date, the Administrative Agent shall have received certificates of the Borrower and the Additional Guarantor attaching a true and complete copy of the resolutions evidencing all necessary corporate action (in form and substance satisfactory to the Administrative Agent) taken by (i) the Borrower to ratify the transactions contemplated by this Amendment and (ii) the Additional Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party and the transactions contemplated thereby.

(d)        Not later than 90 days after the written request of the Co-Collateral Agents, the Borrower shall deliver to the Administrative Agent one or more mortgages or deeds of trust and such other instruments, documents or agreements as reasonably requested by the Co-Collateral Agents, each in form and substance reasonable satisfactory to the Co-Collateral Agents, in order to grant a perfected Lien on the real property of the Borrower located at 362 -363 River Street, Winchendon, Massachusetts.

(e)        Failure by the Borrower to observe or perform any covenant or agreement contained in this Section 4 shall constitute an Event of Default under clause (d) of Section 8.01 of the Credit Agreement.

5.         Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

(a)        The representations and warranties set forth in the Loan Documents (other than the representations and warranties made as of a specific date) are true and correct in all material respects as of the date hereof and with the same effect as though made on and as of the date hereof.

(b)        After giving effect to the waivers set forth on Section 1 hereof and the amendments set forth in Section 2 hereof, no Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist.

(c)        (i) The execution, delivery and performance by the Borrower of this Amendment is within its organizational powers and have been duly authorized by all necessary action (corporate or otherwise) on the part of the Borrower, (ii) this Amendment is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and (iii) neither this Amendment nor the execution, delivery and performance by the Borrower hereof: (A) contravenes the terms of the Borrower’s organization documents, (B) conflicts with or results in any breach or contravention of, or the creation of any Lien under, any document evidencing any contractual obligation to which the Borrower is a party or any order, injunction, writ or decree to which the Borrower or its property is subject, or (C) violates any requirement of law.

6.	Effect; No Waiver.

(a)        The Borrower hereby (i) reaffirms and admits the validity and enforceability of the Loan Documents and all of its obligations thereunder and (ii) agrees and admits that it has no defenses to or offsets against any such obligation. Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. Other than as expressly set forth in Section 1 hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any existing or future Default or Event of Default, whether known or unknown or any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein.

(b)        The Borrower hereby (i) reaffirms all of its agreements and obligations under the Security Documents, (ii) reaffirms that all Obligations of the Borrower under or in connection with the Credit Agreement as amended hereby are “Obligations” as that term is defined in the Security Documents and (iii) reaffirms that all such Obligations continue to be secured by the Security Documents, which remains in full force and effect and is hereby ratified and confirmed.

7.	Miscellaneous.

(a)        The Borrower shall pay the Administrative Agent upon demand for all reasonable expenses, including reasonable attorneys’ fees and expenses of the Administrative Agent, incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment.

(b)        THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND DECISIONS OF THE STATE OF NEW YORK.

(c)        This Amendment shall be binding upon the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Administrative Agent and the Lenders and the respective successors and assigns of the Administrative Agent and the Lenders.

(d)        This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature pages follow.]

AS EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Amendment to be executed on its behalf.

LIFETIME BRANDS, INC.

By: /s/ Laurence Winoker
Laurence Winoker
Senior Vice President and Chief Financial Officer

LIFETIME BRANDS AMENDMENT NO. 5

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent, Co-Collateral Agent, Issuer and Lender

By:/s/Thomas A. Getty Jr.
Name:Thomas A. Getty Jr.
Title: Vice President

LIFETIME BRANDS AMENDMENT NO. 5

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent, Co-Collateral Agent and Lender

By: /s/ Joseph A. Lisack
Name:Joseph A. Lisack
Title:Vice President

LIFETIME BRANDS AMENDMENT NO. 5

CITIBANK, N.A.,
as Co-Documentation Agent and Lender

By:_/s/Anthony J. Timpanaro
Name:Anthony J. Timpanaro
Title:Vice President

LIFETIME BRANDS AMENDMENT NO. 5

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agent and Lender

By:/s/ Edward Nallan
Name:Edward P. Nallan, Jr.
Title:Senior Vice President______

LIFETIME BRANDS AMENDMENT NO. 5

ACKNOWLEDGEMENT AND CONSENT

Each of the undersigned Guarantors hereby (1) consents to the execution and delivery by the Borrower of the foregoing Amendment No. 5; (2) confirms and agrees that it is a Guarantor party to the Guarantee Agreement and a Grantor party to the Security Agreement and that the Guarantee Agreement, the Security Agreement and the other Loan Documents to which it is a party are, and shall continue to be, in full force and effect in accordance with their respective terms, (3) agrees that the definition of “Obligations” (and any other term referring to the indebtedness, liabilities and obligations of the Borrower to the Administrative Agent or any of the Lenders) in the Guarantee Agreement and the other Loan Documents shall include the Indebtedness of the Borrower under the foregoing Amendment No. 5; (4) agrees that the definition of “Credit Agreement” in the Guarantee Agreement and the other Loan Documents to which it is a party is hereby amended to mean the Credit Agreement as modified by the foregoing Amendment No. 5; (5) reaffirms its continuing liability under its Guarantee Agreement (as modified hereby); (6) reaffirms all of its agreements and obligations under the Security Documents; (7) reaffirms that all Obligations of the Borrower under or in connection with the Credit Agreement as modified by the foregoing Amendment No. 5 are “Obligations” as that term is defined in the Security Documents; and (8) reaffirms that all such Obligations continue to be secured by the Security Documents, which remain in full force and effect and are hereby ratified and confirmed.

OUTLET RETAIL STORES, INC.

By: /s/ Laurence Winoker
Laurence Winoker
Senior Vice President and
Chief Financial Officer

PFALTZGRAFF FACTORY STORES, INC.

By: /s/ Laurence Winoker
Laurence Winoker
Senior Vice President and
Chief Financial Officer

SYRATECH ACQUISITION CORPORATION

By: /s/ Laurence Winoker
Laurence Winoker
Senior Vice President and
Chief Financial Officer

LTB DE MEXICO, S.A. DE C.V.

By: /s/Laurence Winoker
Laurence Winoker
Director

TMC ACQUISITION INC.

By: /s/ Laurence Winoker
Laurence Winoker
Senior Vice President and
Chief Financial Officer

LIFETIME BRANDS AMENDMENT NO. 5 ACKNOWLEDGMENT AND CONSENT